Exhibit 99.1

NEWS RELEASE

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes
Vice President and Treasurer
540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES LEADERSHIP TRANSITION

Kent Guichard is Named CEO, Succeeding Jake Gosa who Remains Chairman of the Board

Winchester, VA (May 31, 2007) — American Woodmark Corporation (NASDAQ: AMWD), a leading supplier of cabinetry to the remodeling and new construction industries, announced today that Kent Guichard, president and chief operating officer, will assume the role of chief executive officer effective August 23, 2007.

Mr. Guichard, 51, will become the Company’s third CEO in its 27-year history, succeeding Jake Gosa, 59, who will remain with the Company in his role as chairman of the board.

“Over the past few years, we have been preparing our senior management team for the transition of the Company’s leadership,” stated Chairman and CEO Jake Gosa. “During Kent’s 14 years with the Company, he has spent time working in key roles that have involved him in all of the Company’s major functions. Since 2005, when he became chief operating officer, Kent has led several key initiatives in manufacturing, product development, quality, and sales and marketing that have prepared the Company for the next growth period. Kent’s experience in all aspects of our business positions him well to lead American Woodmark into the future. I am excited for Kent and the Company and am looking forward to continuing in my role as Chairman.“

Mr. Guichard joined the Company in 1993 as vice president and chief financial officer and was elected to the Company's board of directors in 1997. Mr. Guichard was promoted to senior vice president in 1999, executive vice president in 2004, chief operating officer in 2005 and president in 2006.

About American Woodmark Corporation

American Woodmark Corporation, located in Winchester, VA, is the third largest manufacturer of kitchen and bath cabinets in the United States. Offering more than 350 cabinet lines in a wide variety of designs, materials and finishes, American Woodmark products are sold through a network of dealers and distributors and directly to home centers and major home builders.

The Company operates 15 manufacturing facilities in Arizona, Georgia, Indiana, Kentucky, Maryland, Minnesota, Oklahoma, Tennessee, Virginia and West Virginia, as well as various service centers across the country. American Woodmark shares are traded on the NASDAQ National Market under the symbol “AMWD.” To find out more about American Woodmark, and view its vast array of cabinet styles, visit its web site at www.americanwoodmark.com.

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